As filed with the U.S. Securities and Exchange Commission on September 8, 2015

Registration No. 333-206356

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DOUBLE EAGLE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

(310) 209-7280

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Eli Baker

Vice President, General Counsel and Secretary

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

(310) 209-7280

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Joel L. Rubinstein Elliott M. Smith McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Tel: (212) 547-5400 Fax: (212) 547-5444	Michael Johns Maples and Calder P.O. Box 309 Ugland House South Church Street Grand Cayman, KY1-1104 Cayman Islands Tel: 1 (345) 949-8066	Gregg A. Noel Jonathan B. Ko Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 Telephone: (213) 687-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Double Eagle Acquisition Corp. is filing this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-206356) solely for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC expenses	$60,000
FINRA expenses	60,000
Accounting fees and expenses	40,000
Printing and engraving expenses	40,000
Travel and road show expenses	50,000
Directors & Officers liability insurance premiums(1)	100,000
Legal fees and expenses	300,000
NASDAQ listing and filing fees	75,000
Miscellaneous	25,000
Total	$750,000

(1)           This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

During the period ended July 1, 2015, Double Eagle Acquisition LLC, our sponsor, purchased an aggregate of 12,218,750 of our Class B ordinary shares, for an aggregate offering price of $25,000 at an average purchase price of approximately $0.002 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares issued was determined based on the expectation that the total size of this offering would be 42,500,000 units and therefore that such founder shares would represent on an as-converted basis 20% of the outstanding shares under this offering. On July 29, 2015, our sponsor transferred 6,109,375 founder shares to Harry E. Sloan for a purchase price of $0.002 (the same per-share purchase price initially paid by our sponsor). On August 27, 2015, our sponsor and Mr. Sloan transferred an aggregate of 25,000 founder shares on a pro rata basis to each of our independent director nominees at their original purchase price. On August 27, 2015, Mr. Sloan transferred 665,500 founder shares to our sponsor. The foregoing transfers of founder shares were made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to the so-called 4(a)(1)-½ exemption. Because the size of this offering is 40,000,000 units, immediately prior to the closing of this offering, our initial shareholders will surrender for no consideration 718,750 founder shares, resulting in the number of founder shares being reduced to 11,500,000, or, on an as-converted basis, 20.0% of the total number of outstanding Class A ordinary shares upon completion of this offering (assuming the underwriters over-allotment option is exercised in full). Up to an additional 1,500,000 of these shares (consisting of up to 1,343,217 shares held by our sponsor, up to an aggregate of 9,783 shares held by our independent director nominees and up to 147,000 shares held by Mr. Sloan) will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.

Jeff Sagansky, our president and chief executive officer and director, Eli Baker, our vice president, general counsel and secretary, and James A. Graf, our vice president, chief financial officer and treasurer are each members of our sponsor. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering. The limited liability company agreement of our sponsor provides that its membership interests may only be transferred to our officers or directors or other persons affiliated with our sponsor, or in connection with estate planning transfers.

In addition, our sponsor, our independent director nominees and Harry E. Sloan have severally committed, pursuant to a written agreement, to purchase from us an aggregate of 19,500,000 private placement warrants at $0.50 per warrant (for an aggregate purchase price of $9,750,000). These purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The Exhibit Index following the signature page is incorporated herein by reference

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of September, 2015.

DOUBLE EAGLE ACQUISITION CORP.

By:	/s/ Jeff Sagansky
Jeff Sagansky
President and Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

*	President and Chief Executive Officer and	September 8, 2015
Jeff Sagansky	Director (Principal Executive Officer)

*	Vice President, Chief Financial Officer and	September 8, 2015
James A. Graf	Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Pursuant to Power of Attorney

/s/ Eli Baker

Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Memorandum and Articles of Association.*
3.2	Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of McDermott Will & Emery LLP.*
5.2	Opinion of Maples and Calder, Cayman Islands Counsel to the Registrant.
10.1(a)	Form of Letter Agreement among the Registrant, Double Eagle Acquisition LLC and each of the members of Double Eagle Acquisition LLC.*
10.1(b)	Form of Letter Agreement between the Registrant and the Independent Directors.*
10.1(c)	Form of Letter Agreement between the Registrant and Harry E. Sloan.*
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.3	Form of Registration Rights Agreement among the Registrant, Double Eagle Acquisition LLC and the Holders signatory thereto.*
10.4	Form of Private Placement Warrants Purchase Agreement between the Registrant and Double Eagle Acquisition LLC.*
10.5	Form of Indemnity Agreement.*
10.6	Promissory Note, dated as of July 1, 2015, issued to Double Eagle Acquisition LLC.*
10.7	Securities Subscription Agreement, dated July 1, 2015, between Double Eagle Acquisition LLC and Double Eagle Acquisition Corp.*
14	Form of Code of Ethics.*
23.1	Consent of WithumSmith+Brown, PC.*
23.2	Consent of McDermott Will & Emery LLP (included on Exhibit 5.1).*
23.3	Consent of Maples and Calder (included on Exhibit 5.2).
24	Power of Attorney.*
99.1	Consent of Dennis A. Miller.*
99.2	Consent of James M. McNamara.*
99.3	Consent of Fredric D. Rosen.*
99.4	Form of Audit Committee Charter.*
99.5	Form of Compensation Committee Charter.*

*	Previously filed.

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